                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of Report (Date of earliest event) April 14, 2000





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

   Item 5.  Other Events.

         Associates Corporation of North America (the
   "Company")released earnings for the three-month period ended
   March 31, 2000. Below is a summary of the significant transactions and other financial information.

   Significant Transactions
   ------------------------

   Home Equity Lending Receivable Portfolio Securitization and Sale

         During the first quarter of 2000, the Company securitized and sold a $1.5 billion home equity receivables portfolio and retained an interest in the related securitization trust totaling approximately $262 million. A pre-tax gain of approximately $22 million was recorded on this transaction.

   Arcadia Acquisition

         In April 2000, Associates First Capital Corporation ("First Capital"), the Company's parent, acquired Arcadia Financial Ltd. ("Arcadia"). Arcadia is a leading independent automobile finance company which services over $5 billion in automobile loans. As part of the agreement and prior to the closing of the acquisition, the Company entered into a continuous asset purchase and sale agreement under which the Company purchased retail installment and sales contracts from Arcadia totaling approximately $500 million in November and December 1999, and approximately $350 million in the first quarter of 2000. Following the closing of the acquisition, First Capital transferred Arcadia to the Company in the form of a capital contribution.

   Decline in Net Finance Receivables
   ----------------------------------

         Net finance receivables decreased to $48.4 billion at March 31, 2000 from $49.8 billion at December 31, 1999. The Company recorded receivables growth during the first quarter of 2000 of approximately $900 million. The increased growth was offset by the $1.5 billion home equity securitization in the first quarter of 2000 and the reclassification to other assets of approximately $850 million in automobile loan receivables held for securitization.

   Total Asset Growth
   ------------------

         Total assets increased to $62.2 billion at March 31, 2000 compared to $60.2 billion at December 31, 1999. The primary causes for the increase in total assets were an increase of approximately $2.1 billion in notes receivable from related parties and receivable growth of approximately $900 million. These increases were partially offset by the securitization of home equity receivables discussed above.

   Earnings
   --------

         Net earnings were $262.4 million for the three-month period ended March 31, 2000 compared to $260.8 million for the three-month period ended March 31, 1999. Earnings before provision for income taxes were $409.0 million and $406.7 million for the three-month periods ended March 31, 2000 and March 31, 1999, respectively. The primary factors affecting earnings during the first quarter of 2000 as compared to the prior year period are described below:

   Total revenue. Total revenue for the three-month period ended March 31, 2000 was $1,858.6 million, a $3.2 million decline from the same period in the prior year. Finance charge revenues decreased by approximately $70 million in the three-month period ended March 31, 2000 from the comparable period in the prior year. This decrease was primarily caused by a decrease in average finance receivables outstanding due to the 1999 sales of $1.7 billion in private label credit card receivables and the securitization and sale of a $2.4 billion home equity receivables portfolio in 1999. Revenue on internal growth, primarily in the home equity and truck and truck trailer portfolios, somewhat offset the effects of these transactions.

   Increases in servicing related income, insurance premium revenue and investment and other income somewhat offset the decline in total revenue caused by lower finance charge revenues. Servicing related income increased by approximately $36 million in the first quarter of 2000 from the comparable prior year quarter due to the income resulting from the aforementioned securitization transactions. Insurance premium revenue and investment and other income increased by approximately $9 million and $23 million, respectively, in the first quarter of 2000 from the comparable prior year quarter. The increase in investment and other income was primarily caused by the pre-tax gain on securitization noted above.

   Credit Quality. Net credit losses as a percent of average net finance receivables ("Loss Ratio") increased in the three-month period ended March 31, 2000 as compared to the same period in the prior year. The increase in the Loss Ratio was the result of increased losses in the Company's home equity, truck and truck trailer and unsecured personal loan portfolios.




   Allowance for Losses/Coverage
   -----------------------------

         The allowance for losses declined $17.8 million from $1,408.4 million at December 31, 1999 to $1,390.6 million at March 31, 2000 principally due to lower allowance for loss provision and the decline in finance receivables. The allowance for losses to net finance receivables ("Allowance Ratio")increased to 2.88% at March 31, 2000 from 2.83% at December 31, 1999. The increase in the Allowance Ratio was primarily due to the securitization of the $1.5 billion home equity loan portfolio noted above. Home equity loans historically have a lower loss experience and reserve requirement than the Company's other loan products. The Company's composite ratio of allowance for losses to trailing net credit losses declined to 1.50x for the three-month period ended March 31, 2000 from 1.61x in the fourth quarter of 1999.

         Management believes the allowance for losses at March 31, 2000 is sufficient to provide adequate protection against losses in its portfolios.

   60+ Days Contractual Delinquencies
   ----------------------------------

         The Company's 60+ days contractual delinquencies declined from 2.81% at December 31, 1999 to 2.54% at March 31, 2000. The decrease in the delinquency rate occurred primarily in the home equity, personal lending and equipment product lines.

         Certain unaudited financial information for the three-month periods ended on or at March 31, 2000, December 31, 1999 and March 31, 1999 for Associates Corporation of North
   America is as follows (dollar amounts in millions) (1):



                                         Three Months Ended
                                              March 31
                                        2000           1999
                                        ----           ----

   TOTAL REVENUE                    $ 1,858.6      $ 1,861.8


   EARNINGS BEFORE PROVISION FOR
    INCOME TAXES                        409.0          406.7


   NET EARNINGS                         262.4          260.8


                                     March 31     December 31    March 31
                                       2000          1999          1999
                                     --------     -----------    --------
   NET FINANCE RECEIVABLES          $48,367.7      $49,766.7     $49,839.1

   TOTAL ASSETS                      62,215.7       60,180.1      60,385.1

   TOTAL DEBT                        51,010.5       49,501.9      49,975.5

   STOCKHOLDERS' EQUITY               9,530.1        9,279.3       8,901.4


   60+DAYS CONTRACTUAL
    DELINQUENCY (2)                      2.54%          2.81%         2.50%

   NET CREDIT LOSSES (as a % of
    average net finance receivables)     2.02           1.99          1.82

   ALLOWANCE FOR LOSSES ON
    FINANCE RECEIVABLES
     Amount                         $ 1,390.6      $ 1,408.4      $1,558.9


     Percent of net finance
      receivables                        2.88%          2.83%         3.13%


     Multiple to net losses (3)          1.50           1.61          1.68


   (1) The financial information presented has been restated, as applicable, to reflect the December 31, 1999 contribution of Associates World Capital Corporation to the Company by First
   Capital.

   (2) This ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer and has been restated for comparability. Ratios of 2.86% and 2.54% at December 31, 1999 and March 31, 1999, respectively, were previously reported.

   (3) The multiple to net losses is calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to exclude net credit losses related to the impact of certain significant acquisitions.



   Related Party Transaction
   -------------------------

         The Company, through its subsidiary Associates World Capital Corporation ("AWCC"), is a party to an income sharing agreement with AIC Corporation ("AIC"), a Japan affiliate. The Japanese National Tax Authority ("NTA") has reviewed the income sharing agreement and recommended an adjustment to AIC's Japanese income tax. The Company expects the final determination of this matter to be concluded later this year and does not expect there will be a material affect on the Company's effective tax rate. It is currently the intention of management to amend the income sharing agreement on a prospective basis to reflect the final arrangement with the NTA. For financial reporting purposes, the impact of such an amendment may reduce the amount of income allocable to AWCC in future periods. For comparative purposes, the pre-tax income recorded by the Company as a result of this agreement was $47.9 million and $40.3 million for the three months ended March 31, 2000 and 1999, respectively. Such income for the years ended December 31, 1999 and 1998 was $169.4 million and $41.2 million, respectively.

                                SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           ASSOCIATES CORPORATION OF NORTH AMERICA


                               /s/ John F. Stillo
                         BY: ---------------------------
                            Executive Vice President and
                            Comptroller

   Date: April 14, 2000